Exhibit 99.2

FOR IMMEDIATE RELEASE

October 27, 2020	NYSE American - REI

RING ENERGY, INC. PRICES $20 MILLION PUBLIC OFFERING AND CONCURRENT REGISTERED DIRECT OFFERING AT A 5.7% PREMIUM TO PRIOR DAY CLOSE

Midland, TX. October 27, 2020 - Ring Energy, Inc. (NYSE American: REI) ("Ring Energy" or the "Company"), today announced the pricing of an underwritten public offering of (i) 8,343,000 Common Shares, (ii) 13,428,500 Pre-Funded Warrants and (iii) 21,771,500 Common Warrants at a combined purchase price of $0.70. The gross proceeds to Ring Energy from this offering are expected to be approximately $15,240,000, before deducting underwriting discounts and commissions and other estimated offering expenses. Ring Energy has granted the underwriters a 45-day option to purchase up to an additional 3,265,725 Common Shares and/or 3,265,725 Common Warrants to purchase 3,265,725 Common Shares to cover over-allotments, if any. The Common Warrants have a term of five years and an exercise price of $0.80 per share. The offering is expected to close on or about October 29, 2020, subject to customary closing conditions.

Ring Energy is concurrently announcing the pricing of a registered direct of (i) 3,500,000 Common Shares, (ii) 3,300,000 Pre-Funded Warrants and (iii) 6,800,000 Common Warrants at a combined purchase price of $0.70. The gross proceeds to Ring Energy from this offering are expected to be approximately $4,760,000, before deducting placement agent fees and other estimated offering expenses. The Common Warrants have a term of five years and an exercise price of $0.80 per share. The offering is expected to close on or about October 29, 2020, subject to customary closing conditions.

A.G.P./Alliance Group Partners is acting as sole book-running manager for the underwritten public offering.

The underwritten public offering is being made pursuant to an effective shelf registration statement on Form S-3 (No. 333-237988) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) that was declared effective by the SEC on May 21, 2020. A preliminary prospectus supplement and accompanying prospectus describing the terms of the proposed offering was filed with the SEC. Electronic copies of the preliminary prospectus supplement may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022 or via telephone at 212-624-2006 or email: prospectus@allianceg.com. Before investing in this offering, interested parties should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that Ring Energy has filed with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus, which provide more information about Ring Energy and such offering. The final terms of the proposed offering will be disclosed in a final prospectus supplement to be filed with the SEC. The preliminary prospectus supplement and accompanying prospectus is also available, and the final prospectus supplement and accompanying prospectus will be available, on the SEC’s website at http://www.sec.gov.

A.G.P./Alliance Global Partners is acting as sole placement agent for the registered direct offering.

The registered direct offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-237988) previously filed with the U.S. Securities and Exchange Commission (the “SEC”). A prospectus supplement describing the terms of the proposed offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplement may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas and New Mexico.

www.ringenergy.com

Safe Harbor Statement

This press release contains forward-looking statements related to Ring Energy and its subsidiaries under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding the proposed underwritten public offering, the proposed registered direct offering, expected proceeds of the offerings, and other matters that are described in Ring Energy’s most recent periodic reports filed with the SEC, including Ring Energy’s Annual Report on Form 10-K for the year ended December 31, 2019, as amended, subsequent Quarterly Reports on Form 10-Q and the preliminary prospectus supplement related to the proposed public underwritten offering filed with the SEC on or about the date hereof, including risks and uncertainties associated with general economic and market conditions and the satisfaction of customary closing conditions and the other risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Contacts

K M Financial, Inc.

Bill Parsons, 702-489-4447